Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
AMC Networks Inc.:
We consent to the incorporation by reference in the registration statements (No. 333‑185361) on Form S-3 and (No. 333‑175206 and No. 333-189096) on Form S-8 of AMC Networks Inc. of our reports dated February 26, 2015, with respect to the consolidated balance sheets of AMC Networks Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ deficiency, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10‑K of AMC Networks Inc.
Our report dated February 26, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states AMC Networks Inc. acquired Chellomedia on January 31, 2014 and New Video Channel America, LLC (New Video) on October 23, 2014, and management has excluded from its assessment of the effectiveness of AMC Networks Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2014, these acquired business’ internal controls over financial reporting associated with 17% of revenues, net and 15% of total assets of the related consolidated financial statement amounts as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of AMC Networks Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of Chellomedia and New Video.

/s/ KPMG LLP

New York, New York
February 26, 2015